For Immediate Release

                                                          February 14, 2006


Valmont Reports Record Fourth Quarter and Fiscal Year 2005 Results

Fourth Quarter Highlights:

o    Net sales rose 9% with increases in all Segments.

o    Operating income in the Utility Support Structures Segment rose 74%.

o Results in the Coatings Segment showed strong improvement in both sales and operating income.

o Record operating income of $15 million achieved in the Engineered Support Structures Segment.

o Inflationary pressures and lower international volumes resulted in an earnings decline in the Irrigation Segment.

o Selling, General and Administrative expenses rose to 18% of sales, reflecting increased performance-based incentive compensation and higher health care costs compared to 2004 levels.

o Income tax expense increased approximately $1.1 million due to the repatriation of foreign dividends under the provisions of the American Jobs Creation Act of 2004.

o    Cash flows from operations were nearly $35 million.

o Total interest-bearing debt declined nearly $32 million from the third quarter of 2005 and $90 million for the total fiscal year 2005.

o The first newly designed wind energy structure was installed during the fourth quarter.

                                     -more-

     Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services and tubular products, reported sales for the fourth quarter of $311.3 million compared with $286.7 million for the same period of 2004. Fourth quarter 2005 net earnings were $11.6 million, or 45 cents per diluted share, versus fourth quarter 2004 net earnings of $11.5 million, or 46 cents per diluted share.

     For the fiscal year 2005, sales were $1,108.1 million versus $1,031.5 million in 2004, an increase of 7.4%. Valmont's fiscal year net earnings were $39.1 million, or $1.54 per diluted share, compared with 2004 fiscal year earnings of $26.9 million, or $1.10 per diluted share. Fiscal year 2004 earnings included a $9.9 million charge, ($6.1 million after-tax) related to debt prepayment. Valmont's 2005 fiscal year consisted of 53 weeks compared with 52 weeks in 2004.

Fourth Quarter Review:

     "Profitability improved in our Utility Support Structures Segment on a modest sales increase, and sales and profitability in our Coatings Segment were appreciably higher for the quarter," said Mogens C. Bay, Valmont's Chairman and Chief Executive Officer. "In the Engineered Support Structures Segment, operating income increased 7% on 2.5% higher sales.

     "While Tubing Segment sales were higher, competitive pricing pressures reduced operating income slightly below last year's record levels.

     "In the Irrigation Segment, sales were comparable to 2004, as improved North American volumes were offset by continued weakness in international markets. Operating income for the segment declined as a result of rising material and energy costs in North America and lower international volumes.

     "Net earnings were impacted by a $1.1 million increase in income taxes related to the repatriation of foreign dividends. We availed ourselves of the opportunity to bring back these dividends at favorable tax rates."

2005 Review:

     "Engineered Support Structures Segment sales and earnings improved in all regions with record performances in Europe and China. North American structures results contributed to the operating income improvement despite level sales volumes. Margins recovered to more traditional levels as we continue to recover from the impact of the volatile steel markets of 2004.

     "In the first full year operating as an integrated business unit, the combined Valmont and Newmark utility businesses recorded higher sales and significant improvements in operating income. The broadened product line strengthened many key alliances with utility customers.

     "The Coatings Segment improved its operating income on flat sales.

     "The Tubing Segment continued its strong performance.

                                     -more-

     "Sales in the Irrigation Segment declined significantly as low crop prices and increased input costs for farmers drove the largest cyclical decline in the irrigation industry in 15 years.

     "Looking at the total year, we made progress on our goal to improve operating income, which increased from 6.8% to 7.5%.

     "This year we continued to face inflation in many raw material and input costs. Prices for natural gas, aluminum and zinc were especially volatile. While steel was more stable than during 2004, it remained relatively expensive from a historical perspective."

Fourth Quarter Summary - Infrastructure Markets:

     Sales in the Engineered Support Structures Segment were $137.5 million, an increase of 2.5% from 2004 levels. Operating income for the segment increased 7% to $15.1 million. Most of the profitability improvement came from results in the North American structures business. Profitability was adversely impacted by certain fixed price sign structure orders in the backlog at December 31, 2005 and startup expenses related to a new pole manufacturing plant in southern China scheduled to start production in the second quarter of 2006.

     In North America, sales volumes of lighting and traffic products were flat compared to last year. Sales of wireless communication products were essentially flat in North America. Sign structure sales improved due to our presence in more states. In Europe, sales were comparable to last year's record performance, while in China, sales increases were driven by strong demand in all product lines.

     Utility Support Structures Segment sales were $69.2 million, 2% higher than the fourth quarter of 2004. Operating income increased from $4.5 million to $7.8 million, reflecting better market conditions. Demand for utility structures remained firm due to increased spending by utilities on capital and maintenance projects to improve the reliability of the electrical transmission grid and reconstruction in hurricane stricken areas.

     Sales in the Coatings Segment were 28% higher than last year's fourth quarter at $24.7 million. Most of the sales increase was in galvanizing services as a result of improved demand from the industrial sector. Operating income increased to $2.9 million compared with last year's modest loss, despite rapidly increasing zinc prices and historically high natural gas costs.

Fourth Quarter Summary - Agricultural Markets:

     In the Irrigation Segment, fourth quarter sales were $69.5 million, a 3% increase over 2004. Sales increased in North American markets, reflecting improved demand in the new selling season that started in the fall. In international markets, strong local currencies and low prices dampened export demand for crops, which led to lower irrigation equipment sales. Operating income for the segment declined 26% to $5.2 million as inflation in raw material and energy costs dampened the impact of improved North American sales volumes on segment profitability. The lower international sales and production levels led to reduced factory efficiencies, which contributed to lower operating income.

                                     -more-

     In the Tubing Segment, volumes drove sales 8.5% higher to $21.7 million. Operating income of $3.7 million was comparable to 2004 as pricing pressures in certain markets offset the impact of higher sales volumes.

2006 Outlook:

     Commenting on the outlook for 2006, Mr. Bay said, "We have a positive outlook for 2006. We are entering the year with strong drivers in most of our businesses and we expect strong earnings improvement over last year in the first quarter. For the year in total, we currently expect solid sales growth and strong net earnings growth.

     "In our Engineered Support Structures Segment, increased highway spending and the improved fiscal conditions in many states and municipalities should provide good support for our lighting, traffic and overhead sign structures businesses. We expect solid gains in our utility business as the industry continues to work on improving the reliability of the electrical transmission grid. In the coatings business, the improved industrial economy should lead to stronger results. In our tubing business, we will closely monitor developments in the steel industry to best optimize performance. In the irrigation business, we expect volumes similar to 2005 levels due to low crop prices and rising energy costs."

     An audio discussion of Valmont's fourth quarter results by Valmont officer Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live at 8:00 a.m. CDT February 15, 2006, by telephone by dialing 1-877-493-2981 and entering Conference ID#: 3821186 or via the Internet by pointing browsers to: http://www.valmont.com/asp/investor_relations/ir6.asp. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 3821186 beginning
February 15, 2006 at 10:30 a.m. CDT through 12:00 p.m. CDT on February 23, 2006.

     Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

                                     -more-

     This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management's perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont's control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont's actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont's reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

                                     -more-

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in thousands, except per share amounts)
                                   (unaudited)


                                                            Fourth Quarter                        Year-to-Date
                                                       14 and 13 Weeks Ended                  53 and 52 Weeks Ended
                                                       ------------------------------    ------------------------------------
                                                       31-Dec-05          25-Dec-04         31-Dec-05              25-Dec-04
                                                       -------------  ---------------    ----------------  ------------------
Net sales                                               $311,283           $286,675       $1,108,100              $1,031,475
Cost of sales                                            231,852            219,213          829,805                 785,553
                                                        --------           --------       ----------              ----------
      Gross profit                                        79,431             67,462          278,295                 245,922

Selling, general and administrative expenses              55,912             43,940          195,432                 175,810
                                                        --------           --------       ----------              ----------
      Operating income                                    23,519             23,522           82,863                  70,112
                                                        --------           --------       ----------              ----------
Other income (expense)
   Net interest expense                                   (4,212)            (5,018)         (17,688)                (14,740)
   Debt prepayment expenses                                    -                  -                -                  (9,860)
   Miscellaneous                                            (225)              (396)            (802)                   (679)
                                                        --------           --------       ----------              ----------
                                                          (4,437)            (5,414)         (18,490)                (25,279)
                                                        --------           --------       ----------              ----------
      Earnings before income taxes, minority
      interest, and equity in earnings of
      non-consolidated subsidiaries                       19,082             18,108           64,373                  44,833
Income tax expense                                         7,620              6,364           24,348                  16,127
                                                        --------           --------       ----------              ----------
      Earnings before minority interest, equity in
      earnings of non-consolidated
      subsidiaries                                        11,462             11,744           40,025                  28,706
Minority interest                                             90               (556)          (1,052)                 (2,397)
Earnings in non-consolidated subsidiaries                     68                276              106                     572
                                                        --------           --------       ----------              ----------
      Net earnings                                      $ 11,620           $ 11,464       $   39,079              $   26,881
                                                        ========           ========       ==========              ==========
Average shares outstanding (000's) - Basic                24,502             23,955           24,287                  23,889
                                                        ========           ========       ==========              ==========
Earnings per share - Basic                              $   0.47           $   0.48       $     1.61              $     1.13
                                                        ========           ========       ==========              ==========
Average shares outstanding (000's) - Diluted              25,728             24,697           25,367                  24,520
                                                        ========           ========       ==========              ==========
Earnings per share - Diluted                            $   0.45           $   0.46       $     1.54              $     1.10
                                                        ========           ========       ==========              ==========
Cash dividends per share                                $  0.085           $  0.080       $    0.335              $    0.320
                                                        ========           ========       ==========              ==========

                                     -more-

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                            SUMMARY OPERATING RESULTS
                             (Dollars in thousands)
                                   (unaudited)



                                                            Fourth Quarter                         Year-to-Date
                                                       14 and 13 Weeks Ended                   53 and 52 Weeks Ended
                                                    --------------------------------     -----------------------------------
                                                      31-Dec-05         25-Dec-04          31-Dec-05           25-Dec-04
                                                    --------------    --------------     ----------------     --------------
Net sales
   Engineered Support Structures                    $    137,491      $     134,119        $    492,115       $    448,593
   Utility Support Structures                             69,234             67,837             222,473            185,008
   Coatings                                               24,717             19,370              87,109             88,080
                                                    ------------      -------------         -----------        -----------
     Infrastructure products                             231,442            221,326             801,697            721,681

   Irrigation                                             69,521             67,711             260,359            297,985
   Tubing                                                 21,695             19,989              86,891             83,398
                                                    ------------       ------------         -----------        -----------
     Agriculture products                                 91,216             87,700             347,250            381,383

   Other                                                   4,393              4,996              18,400             17,976
   Less: Intersegment sales                              (15,768)           (27,347)            (59,247)           (89,565)
                                                    ------------       ------------         -----------        -----------
     Total                                          $    311,283       $    286,675         $ 1,108,100        $ 1,031,475
                                                    ============       ============         ===========        ===========

Operating Income
   Engineered Support Structures                    $     15,096       $     14,137         $    44,588        $    31,607
   Utility Support Structures                              7,773              4,456              20,632              7,145
   Coatings                                                2,994               (307)              8,452              4,231
                                                    ------------       ------------         -----------        -----------
     Infrastructure products                              25,863             18,286              73,672             42,983

   Irrigation                                              5,215              7,056              24,830             35,442
   Tubing                                                  3,662              3,750              14,543             13,408
                                                    ------------       ------------         -----------        -----------
     Agriculture products                                  8,877             10,806              39,373             48,850

   Other                                                  (2,114)              (506)             (4,062)            (2,837)
   Corporate                                              (9,107)            (5,064)            (26,120)           (18,884)
                                                    ------------       ------------         -----------        -----------
     Total                                          $     23,519       $     23,522         $    82,863        $    70,112
                                                    ============       ============         ===========        ===========

Valmont has aggregated its segments into five reportable segments organized on a worldwide product basis.

     Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries, and certain international utility businesses.

     Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures primarily for the North American utility industry.

     Coatings: This segment consists of galvanizing, anodizing and powder coating services.

     Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services.

     Tubing: This segment consists of the manufacture of steel tubular products.

In addition to these five reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include wind energy development, machine tool accessories and industrial fasteners, are reported in the "Other" category.

                                     -more-

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)
                                   (unaudited)

                                               31-Dec-05          25-Dec-04
                                             --------------     -------------
ASSETS
Current assets:
  Cash and cash equivalents                   $    46,867        $   37,453
  Accounts receivable, net                        180,969           188,512
  Inventories                                     158,327           186,988
  Prepaid expenses                                  7,643             8,408
  Refundable and deferred income taxes             14,506            14,387
                                              -----------        ----------

     Total current assets                         408,312           435,748
Property, plant and equipment, net                194,676           205,655
Goodwill and other assets                         199,054           201,948
                                              -----------        ----------
                                              $   802,042        $  843,351
                                              ===========        ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current installments of long-term debt     $    13,583        $    7,962
   Notes payable to banks                           4,918             4,682
   Accounts payable                                90,674            77,222
   Accrued expenses                                67,869            66,506
   Dividend payable                                 2,107             1,932
                                              -----------        ----------
      Total current liabilities                   179,151           158,304
Long-term debt, excluding current installments    218,757           314,813
Other long-term liabilities                        75,459            75,579
Shareholders' equity                              328,675           294,655
                                              -----------        ----------
                                              $   802,042        $  843,351
                                              ===========        ==========

                                       END